Exhibit 107
Calculation of Filing Fee Tables
Form
S-3
(Form Type)
Enterprise Products Partners L.P.
Enterprise Products Operating LLC
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

	Newly Registered Securities

Fees to Be Paid	(1)	Equity	Common Units	457(r)

Fees to Be Paid	(2)	Debt	Debt Securities	457(r)

Fees Previously Paid

	Carry Forward Securities

Carry Forward Securities

		Total Offering Amounts					$0.00		$0.00

		Total Fees Previously Paid							$0.00

		Total Fee Offsets							$0.00

		Net Fee Due							$0.00

(1)
In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, or the Securities Act, the registrants are deferring payment of all of the registration fee. An unspecified aggregate initial offering price or principal amount or number of the securities of each identified class is being registered as may from time to time be issued at indeterminate prices, or upon conversion, exchange or exercise of securities registered hereunder to the extent any such securities are, by their terms, convertible into, or exchangeable or exercisable for, such securities. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(2)	See footnote (1).